Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

July 17, 2006

Cascade Energy Inc.

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

Dear Sirs:

Re: Common Stock of Cascade Energy Inc. Registered on Form SB-2/A

                              We have acted as counsel to Cascade Energy Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2/A (the "Registration Statement") in regards to the registration under the Securities Act of 1933, as amended, of up to 107,512,130 shares of the Company’s common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on July 17, 2006, the Company is registering for resale:

(a)

up to 90,000,000 shares of common stock which may be issued to certain selling stockholders in connection with the conversion of convertible debentures issued on November 30, 2005 and January 10, 2006;

(b)	350,000 shares of common stock issued to certain selling stockholders issued in connection with a private placement on November 22, 2005;
(collectively, the “Financing Shares”)
(c)

up to 16,812,130 shares of common stock which may be issuable to certain selling stockholders upon exercise of certain share purchase warrants issued in connection with the convertible debentures issued on November 30, 2005; and

(d)

up to 350,000 shares of common stock which may be issuable to certain selling stockholders upon exercise of certain share purchase warrants issued in connection with the private placement on November 22, 2005.

(collectively, the “Warrant Shares”)

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

D/ljm/880268.1

(i)	the Financing Shares issued in connection with the November 22, 2005 private placement have been duly and validly authorized and issued, and are fully paid and non-assessable;
(ii)

the Financing Shares if and when issued upon the exercise of the related convertible debentures in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

(iii)

the Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable.

We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP